Exhibit 99.1

M/I Homes Reports
2024 Second Quarter Results

Columbus, Ohio (July 30, 2024) - M/I Homes, Inc. (NYSE:MHO) announced results for the three and six months ended June 30, 2024.

2024 Second Quarter Highlights:
•Homes delivered increased 12% to 2,224
•Revenue increased 9% to $1.1 billion, a second quarter record
•Pre-tax income increased 25% to $194.1 million, 17.5% of revenue, all-time quarterly records
•Net income increased 24% to an all-time quarterly record of $146.7 million ($5.12 per diluted share)
•Shareholders’ equity reached a record $2.7 billion, a 19% increase from a year ago, with book value per share of $100
•New contracts increased 3% to 2,255
•Backlog sales value increased to $1.82 billion, up 3%
•Repurchased $50 million of common stock
•Return on equity of 21%

The Company reported pre-tax income of $194.1 million and net income of $146.7 million ($5.12 per diluted share), both all-time quarterly records. This compares to pre-tax income of $155.4 million and net income of $118.0 million, or $4.12 per diluted share, for the second quarter of 2023. For the six months ended June 30, 2024, pre-tax income increased to a record $374.4 million and net income increased to a record $284.8 million, or $9.90 per diluted share, compared to $291.3 million and $221.1 million, or $7.77 per diluted share, for the same period of 2023, respectively.

Homes delivered in 2024's second quarter increased 12% to 2,224 homes. This compares to 1,990 homes delivered in 2023’s second quarter. Homes delivered for the six months ended June 30, 2024 increased 10% to 4,382 from 2023’s deliveries of 3,997. New contracts for the second quarter of 2024 increased 3% to 2,255 compared to 2,197 in 2023. For the first half of 2024, new contracts increased 10% to 4,802 compared to 4,368 in 2023. Homes in backlog at June 30, 2024 had a total sales value of $1.82 billion, a 3% increase from a year ago. Backlog units at June 30, 2024 decreased 2% to 3,422 homes, with an average sales price of $533,000. At June 30, 2023, backlog sales value was $1.78 billion, with backlog units of 3,508 and an average sales price of $507,000. M/I Homes had 211 communities at June 30, 2024 compared to 195 communities at June 30, 2023. The Company's cancellation rate was 10% in both the second quarter of 2024 and the second quarter of 2023.

Robert H. Schottenstein, Chief Executive Officer and President, commented, “We had a very strong second quarter highlighted by all-time quarterly records in income, gross margins and pre-tax margins. For the quarter, revenue increased by 9%, gross margins were 28% compared to 25% a year-ago, pre-tax margins were 17.5% compared to 15.3% a year ago, and pre-tax income improved by 25% to an all-time record $194.1 million. These results produced a solid 21% return on equity.”

Mr. Schottenstein continued, “Our financial condition is strong. We ended the quarter with record shareholders’ equity of $2.7 billion, an increase of 19% from a year ago, book value of $100 per share, cash of $837 million, a homebuilding debt to capital ratio of 20%, and a net-debt-to-capital ratio of negative 6%. Given our first-half performance, along with the strength of our balance sheet, low debt levels, diverse product offerings and well-located communities, we are positioned to have a very strong 2024.”
The Company will broadcast live its earnings conference call today at 10:30 A.M. Eastern Time. To listen to the call live, log on to the M/I Homes’ website at mihomes.com, click on the “Investors” section of the site, and select “Listen to the Conference Call.” A replay of the call will continue to be available on our website through July 2025.

M/I Homes, Inc. is one of the nation’s leading homebuilders of single-family homes. The Company has homebuilding operations in Columbus and Cincinnati, Ohio; Indianapolis, Indiana; Chicago, Illinois; Minneapolis/St. Paul, Minnesota; Detroit, Michigan; Tampa, Sarasota, Fort Myers/Naples and Orlando, Florida; Austin, Dallas/Fort Worth, Houston and San Antonio, Texas; Charlotte and Raleigh, North Carolina and Nashville, Tennessee.

Certain statements in this press release are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Words such as “expects,” “anticipates,” “targets,” “envisions,” “goals,” “projects,” “intends,” “plans,” “believes,” “seeks,” “estimates,” variations of such words and similar expressions are intended to identify such forward-looking statements. These statements involve a number of risks and uncertainties. Any forward-looking statements that we make herein and in any future reports and statements are not guarantees of future performance, and actual results may differ materially from those in such forward-looking statements as a result of various factors, including, without limitation, factors relating to the economic environment, interest rates, availability of resources, competition, market concentration, land development activities, construction defects, product liability and warranty claims and various governmental rules and regulations, as more fully discussed in the “Risk Factors” section of the Company’s Annual Report on Form 10-K for the year ended December 31, 2023, as the same may be updated from time to time in our subsequent filings with the Securities and Exchange Commission. All forward-looking statements made in this press release are made as of the date hereof, and the risk that actual results will differ materially from expectations expressed herein will increase with the passage of time. We undertake no duty to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise. However, any further disclosures made on related subjects in our subsequent filings, releases or presentations should be consulted.

Contact M/I Homes, Inc.
Ann Marie W. Hunker, Vice President, Chief Accounting Officer and Controller, (614) 418-8225
Mark Kirkendall, Vice President, Treasurer, (614) 418-8021

M/I Homes, Inc. and Subsidiaries
Summary Statement of Income (unaudited)
(Dollars and shares in thousands, except per share amounts)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2024	2023	2024	2023
New contracts	2,255	2,197	4,802	4,368
Average community count	215	198	214	197
Cancellation rate	10%	10%	9%	12%
Backlog units	3,422	3,508	3,422	3,508
Backlog sales value	$1,822,686	$1,777,657	$1,822,686	$1,777,657
Homes delivered	2,224	1,990	4,382	3,997
Average home closing price	$482	$493	$477	$489

Homebuilding revenue:
Housing revenue	$1,072,044	$980,198	$2,088,557	$1,955,144
Land revenue	6,975	8,549	10,203	8,852
Total homebuilding revenue	$1,079,019	$988,747	$2,098,760	$1,963,996

Financial services revenue	30,762	25,266	57,724	50,547
Total revenue	$1,109,781	$1,014,013	$2,156,484	$2,014,543

Cost of sales - operations	800,501	755,829	1,563,861	1,521,733
Gross margin	$309,280	$258,184	$592,623	$492,810
General and administrative expense	63,994	55,654	120,078	106,614
Selling expense	58,495	51,871	112,435	100,951
Operating income	$186,791	$150,659	$360,110	$285,245
Other income	—	(28)	—	(35)
Interest income, net of interest expense	(7,348)	(4,670)	(14,268)	(6,059)
Income before income taxes	$194,139	$155,357	$374,378	$291,339
Provision for income taxes	47,393	37,356	89,571	70,272
Net income	$146,746	$118,001	$284,807	$221,067

Earnings per share:
Basic	$5.26	$4.25	$10.18	$7.98
Diluted	$5.12	$4.12	$9.90	$7.77

Weighted average shares outstanding:
Basic	27,878	27,792	27,965	27,698
Diluted	28,668	28,624	28,777	28,469

M/I Homes, Inc. and Subsidiaries
Summary Balance Sheet and Other Information (unaudited)
(Dollars in thousands, except per share amounts)

	As of
	June 30,
	2024	2023
Assets:
Total cash, cash equivalents and restricted cash (1)	$837,458	$668,287
Mortgage loans held for sale	227,254	190,845
Inventory:
Lots, land and land development	1,467,961	1,296,486
Land held for sale	4,235	15,183
Homes under construction	1,306,650	1,207,759
Other inventory	159,618	167,586
Total Inventory	$2,938,464	$2,687,014

Property and equipment - net	36,438	35,495
Investments in joint venture arrangements	46,180	41,988
Operating lease right-of-use assets	56,697	58,404
Goodwill	16,400	16,400
Deferred income tax asset	15,313	18,019
Other assets	165,866	145,297
Total Assets	$4,340,070	$3,861,749

Liabilities:
Debt - Homebuilding Operations:
Senior notes due 2028 - net	$397,266	$396,492
Senior notes due 2030 - net	297,117	296,613
Total Debt - Homebuilding Operations	$694,383	$693,105

Notes payable bank - financial services operations	222,792	186,396
Total Debt	$917,175	$879,501

Accounts payable	278,859	264,656
Operating lease liabilities	58,043	59,461
Other liabilities	344,876	359,672
Total Liabilities	$1,598,953	$1,563,290

Shareholders’ Equity	2,741,117	2,298,459
Total Liabilities and Shareholders’ Equity	$4,340,070	$3,861,749

Book value per common share	$100.03	$82.73
Homebuilding debt to capital ratio (2)	20%	23%
(1)Includes $0.2 million and $0.9 million of restricted cash and cash held in escrow for the quarters ended June 30, 2024 and 2023, respectively.
(2)The ratio of homebuilding debt to capital is calculated as the carrying value of our homebuilding debt outstanding divided by the sum of the carrying value of our homebuilding debt outstanding plus shareholders’ equity.

M/I Homes, Inc. and Subsidiaries
Selected Supplemental Financial and Operating Data (unaudited)
(Dollars in thousands)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2024	2023	2024	2023
Cash provided by operating activities	$27,511	$166,190	$143,283	$417,689
Cash (used in) provided by investing activities	$(10,433)	$1,991	$(27,541)	$(2,802)
Cash used in financing activities	$(49,782)	$(42,458)	$(11,088)	$(58,142)

Land/lot purchases	$119,182	$96,068	$226,842	$141,714
Land development spending	$144,539	$108,914	$263,906	$201,333
Land sale revenue	$6,975	$8,549	$10,203	$8,852
Land sale gross profit	$1,933	$892	$3,246	$889

Financial services pre-tax income	$14,400	$11,159	$26,712	$23,800

M/I Homes, Inc. and Subsidiaries
Non-GAAP Financial Results (1)
(Dollars in thousands)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2024	2023	2024	2023
Net income	$146,746	$118,001	$284,807	$221,067
Add:
Provision for income taxes	47,393	37,356	89,571	70,272
Interest income - net	(10,686)	(6,980)	(20,453)	(10,653)
Interest amortized to cost of sales	7,938	8,734	16,240	16,774
Depreciation and amortization	4,607	4,266	9,074	8,663
Non-cash charges	3,810	2,301	7,349	4,374
Adjusted EBITDA	$199,808	$163,678	$386,588	$310,497

(1) We believe these non-GAAP financial measures are relevant and useful to investors in understanding our operations and may be helpful in comparing us with other companies in the homebuilding industry to the extent they provide similar information. These non-GAAP financial measures should be used to supplement our GAAP results in order to provide a greater understanding of the factors and trends affecting our operations.

M/I Homes, Inc. and Subsidiaries
Selected Supplemental Financial and Operating Data

	NEW CONTRACTS
	Three Months Ended			Six Months Ended
	June 30,			June 30,
			%			%
Region	2024	2023	Change	2024	2023	Change
Northern	1,002	949	6%	2,164	1,777	22%
Southern	1,253	1,248	—%	2,638	2,591	2%
Total	2,255	2,197	3%	4,802	4,368	10%

	HOMES DELIVERED
	Three Months Ended			Six Months Ended
	June 30,			June 30,
			%			%
Region	2024	2023	Change	2024	2023	Change
Northern	951	783	21%	1,794	1,580	14%
Southern	1,273	1,207	5%	2,588	2,417	7%
Total	2,224	1,990	12%	4,382	3,997	10%

	BACKLOG
	June 30, 2024			June 30, 2023
		Dollars	Average		Dollars	Average
Region	Units	(millions)	Sales Price	Units	(millions)	Sales Price
Northern	1,618	$853	$527,000	1,253	$631	$504,000
Southern	1,804	$970	$538,000	2,255	$1,147	$509,000
Total	3,422	$1,823	$533,000	3,508	$1,778	$507,000

	LAND POSITION SUMMARY
	June 30, 2024			June 30, 2023
	Lots	Lots Under		Lots	Lots Under
Region	Owned	Contract	Total	Owned	Contract	Total
Northern	6,784	10,250	17,034	7,545	7,199	14,744
Southern	16,520	15,898	32,418	15,893	10,695	26,588
Total	23,304	26,148	49,452	23,438	17,894	41,332